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Sent by Facsimile
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August 17, 1998

Mr. Jonathan Morris
Pivot Rules
42 West 39th Street
New York, NY  10018

                  Kaufman Patricof Enterprises-Pivot Rules
                  ----------------------------------------
Dear Jonathan:

         This letter agreement (the "Agreement") is entered into between Pivot Rules, Inc. ("Pivot Rules") and Kaufman Patricof Enterprises ("KPE") in order to effect the launch of Bluefly.com in the most expeditious and cost-effective manner. The parties agree that this agreement supplements that certain agreement (the "Initial Agreement") dated as of May 13, 1998 between Pivot Rules and KPE.

1) Site Development and Project Management: KPE shall provide continued full time project management and site development through the date of the launch. KPE agrees that for so long as it is providing site development services under this Agreement that it shall make the services of Charles Wood, Ron Kimberling, and Lisa Pruden available to Pivot Rules. Except for the services to be provided pursuant to paragraph 2 below, the site development and project management costs will be billed on a time basis at the following rates:

         o        VP of Production (Ron)                     $110/hour
         o        Producer (Chuck)                           $75/hour
         o        Graphic Designer (Lisa)                    $60/hour
         o        HTML Engineer                              $50/hour

         As Producer, Chuck Wood will track hours and provide Pivot Rules with a bi-weekly summary and corresponding invoice. KPE will begin tracking hours spent for new features on Tuesday, August 18.

         KPE will be paid for all work performed under this agreement in the form of Pivot Rules common stock based on a per share value of Two (2) Dollars. The parties agree that the shares due KPE under this agreement shall be delivered on the sixtieth day following the date on which the site is launched to the public and shall otherwise be subject to the paragraph 5 of the Initial Agreement.

                                  [letterhead of Kaufman Patricof Enterprises]

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         KPE agrees that all work done by its employees hereunder, our under the initial agreement, shall include a sixty (60) day warranty from the time that such work is incorporated in the site and made available to the public. In the event that Pivot Rules finds any bug or error in any of the code delivered by KPE within such sixty (60) day period, KPE shall correct such bug or error and redeliver the source and object code as quickly as possible and at no additional cost to Pivot Rules.

         KPE agrees to fixes bugs in work previously done by its employees, prior to launch at no additional cost to Pivot Rules.

2) Programming: To increase the speed of development, KPE shall provide two senior programmers for the continued backend development of the site. KPE will utilize the same billing rates as Evolution, and the cost will be based on feature deliverables, not time. The features that KPE will work on will be mutually agreed upon. KPE will have the same terms and conditions as Evolution in regards to overages, time deadlines, and warranties for this work.

3) The following is agreed to in regards to Phase 2:

         o Both parties will, on a best efforts basis, commence Phase 2 development within 4 weeks of launch.
         o KPE will hold the original team of Ron, Chuck, and Lisa available for Phase 2 work.
         o KPE agrees that Evolution will be part of Phase 2, and that their work will be negotiated, managed, and billed by KPE on a cost basis.
         o All Phase 2 work will be priced by KPE at prevailing market prices.

4) Pivot guarantees that KPE will be the lead site developer and project managers for new functionality to be added to the site for a period of four months from the date work is commenced on Phase 2. There are no guarantees made to KPE regarding the scope of Phase 2. Notwithstanding the foregoing, nothing contained herein shall limit Pivot Rules right to hire programmers and manage the development of the site with its own personnel.

5) The attached language addressing "Work for Hire" ,"Confidentiality and Exclusivity" and promotion and site credit is attached to this Agreement and incorporated herein and in the Initial Agreement by reference.

         Your counter-signature below indicates your acceptance of these terms.

KAUFMAN PATRICOF ENTERPRISES           PIVOT RULES, INC.

By: /s/ David Ricanati                          By: /s/ Jonathan Morris
    ---------------------                           ----------------------
    David Ricanati                                  Jonathan Morris
    Senior Vice President -                         Executive Vice President
      Business Development

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                                 WORK FOR HIRE

         The following language concerning "work for hire" is added to the Agreement and the Initial Agreement:

              "KPE hereby acknowledges that all of the deliverables and any other documentation, materials or intellectual property provided by KPE and its subcontractors to Pivot Rules (collectively the "Work Product") are works which have been specifically commissioned by Pivot Rules and are "works for hire" for Pivot Rules and Pivot Rules shall own all rights, title and interest therein. To the extent that title to any work product does not , by operation of law, vest in Pivot Rules or any of the Work Product is not considered "works made for hire", all right, title and interest therein are hereby irrevocably assigned to Pivot Rules. KPE agrees to give Pivot Rules and any person designated by Pivot Rules reasonable assistance required to perfect Pivot Rules rights in and to the Work Product.

              Pivot Rules acknowledges that KPE asserts, owns, holds a license to use and sublicense, or has all required permissions or consents, to use certain pre-existing development tools, routines, subroutines and other programs, data and materials not included in the Work Product that KPE may include on the web site developed under this agreement."


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                        CONFIDENTIALITY AND EXCLUSIVITY

     The following language concerning "confidentiality" and "exclusivity" is added to the Agreement and the Initial Agreement:

         (a) All information concerning Pivot Rules' Web site, customer list, vendor lists, sales activity, costing model, past, present and future business, fulfillment business activities and business and promotion plans and methods, together with all names, addresses and other customer information relating to Pivot Rules or Pivot Rules's customers (collectively, "Proprietary Information") are the unique and valuable property of Pivot Rules. Unless compelled by law or directed by Pivot Rules in writing, KPE shall not use such Proprietary Information for any purpose other than the performance of its duties and obligation under the Contract. KPE shall take all reasonable and customary precautions to ensure that all Proprietary Information is protected from unauthorized disclosure to any party not required to have access to such information. Notwithstanding the foregoing, KPE's shall have the right in its promotional and/or marketing materials to describe generally the work it has performed for Pivot Rules. The terms contained in this section shall survive the termination of the Contract.

         (b) KPE acknowledges that Pivot Rules is a publicly traded company and that the unauthorized disclosure of Pivot Rules' confidential information could have a material adverse affect. KPE shall take all appropriate precautions necessary to prevent its officers, directors, employees and agents from directly or indirectly trading on any of Pivot Rules's non-public information.

         (c) KPE agrees that for a period of nine (9) months from the date Pivot Rules' Web site is launched to the public it shall not, nor shall any of its affiliates, officers, directors, employees, or agents render any service to, or own any interest in, any Competitive Business. For purposes of this Agreement, a "Competitive Business" shall mean any of the following:

              (i) a person, corporation, partnership or other entity which sells or has plans to sell more than one brand of name brand apparel, fashion accessories, or home furnishings via the Internet at a discount of the manufacturer's or designer's suggested retail price; or

              (ii) May Department Stores, Federated Department Stores, Proffitt's Inc. (other than Saks Fifth Avenue but not Saks Off Fifth), Mercantile Department Stores, Dillard's Inc., Nordstrom, Inc., Dayton-Hudson Corp., Spiegel Inc., and any subsidiary or division of, or any successor to, any of the foregoing companies.

     Without limiting the foregoing, KPE shall have the right to render services to any full price department stores (including full price stores which on occasion run promotional sales at discounts to retail) not listed in clause (ii) above provided that such services are not in connection with any off-price division or subsidiary of such department store. KPE agrees that in the event of a breach or threatened breach of this paragraph, Pivot Rules shall have no adequate remedy in money damages and, accordingly, shall be entitled to appropriate injunctive relief against such breach or threatened breach. Notwithstanding the foregoing, the ownership of less than five percent (5%) of any publicly traded company engaged in a Competitive Business shall not constitute a violation of this section. Except as specifically provided in this section, KPE shall not be restricted hereunder from furnishing any type of service to any person or entity.

         (d) For so long as KPE shall be bound by the provisions of this section above, Pivot Rules shall:

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              (i)     maintain on its Web site a link to KPE's Web site and
                      KPE's corporate logo;

              (ii) include a reference to KPE in all press material in which Pivot Rules discusses the development of the Web site; and

              (iii) include a discussion of KPE's development of the Web site in all press kits which Pivot Rules distributes.